Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of AGM Group Holdings Inc.

We consent to the inclusion in the forgoing Form F-1 of AGM Group Holdings Inc. (the “Company”) of our report dated May 15, 2017 relating to our audit of the consolidated balance sheets of AGM Group Holdings Inc. (the “Company”) as of December 31, 2016 and December 31, 2015 and their related consolidated statements of operations and comprehensive income, changes in shareholders' equity and cash flows for the year ended December 31, 2016 and for the period from April 27, 2015 (inception date) to December 31, 2015.

We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ Anton & Chia, LLP

Newport Beach, California

May 15, 2017